SCHEDULE 14A
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SEMINIS, INC.

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SAVIA AND FOX PAINE ENTER INTO DEFINITIVE AGREEMENTS TO ACQUIRE SEMINIS
SIGNATURE
MEMO OFFICE OF THE CHAIRMAN AND CEO

SAVIA AND FOX PAINE ENTER INTO
DEFINITIVE AGREEMENTS
TO ACQUIRE SEMINIS

     Oxnard, California, Monterrey, Mexico and, San Francisco, California. June 2, 2003 – Seminis, Inc. (Nasdaq: SMNS) announced today that it has entered into a definitive merger agreement with entities related to Savia, S.A. de C.V. (BMV: SAVIA; NYSE: VAI) pursuant to which certain Savia related parties will acquire all of the outstanding shares of Seminis, the world’s largest developer, producer and marketer of fruit and vegetable seeds. Public holders of approximately 15.8 million Seminis shares will receive $3.78 per share in the merger. Immediately following the merger, certain Savia related parties will sell to certain investment funds managed by Fox Paine & Company, LLC, a San Francisco based private equity firm, a number of the Seminis shares they will then own, representing approximately 75% of the Seminis common shares, following completion of the transactions, for $3.40 per share in cash. Certain entities affiliated with Alfonso Romo Garza, Seminis’ and Savia’s Chairman and Chief Executive Officer, will receive co-investment rights to purchase, subject to certain conditions, up to 34% of Seminis following the merger. Stockholders of Seminis representing in excess of 85% of the currently outstanding voting power of Seminis have entered into agreements to vote in favor of the merger. Savia shareholders provided their approval at a shareholder meeting held on April 30, 2003.

     The overall transaction has a total enterprise value in excess of US$650 million. The $3.78 per share price to Seminis’ public stockholders represents a premium of 51% based on Seminis’ closing price of $2.51 on December 13, 2002, the last closing price prior to the public announcement of the Savia letter of intent with Fox Paine regarding the overall transaction.

     The Seminis Board of Directors approved the merger agreement after receiving the unanimous recommendation of a special committee of independent directors, which was formed following the announcement of the December 13, 2002 letter of intent between Savia and Fox Paine.

     As part of the transaction, immediately prior to the consummation of the merger, Savia will exchange its Seminis Class C preferred shares for approximately 37.7 million shares of Seminis common stock, after which, the total number of outstanding Seminis common shares will be approximately 101.7 million. Savia expects to distribute approximately $0.53 per share to its shareholders from the proceeds of its sale of Seminis shares to Fox Paine. In addition, a portion of the proceeds will be used by Savia to settle and repay all of its currently outstanding indebtedness.

     Existing management will continue to run the Company, with Mr. Romo serving as Chairman and Chief Executive Officer and Dexter Paine, President of Fox Paine, serving as Vice Chairman of Seminis.

     Mr. Romo said, “With Fox Paine as a strategic partner, we are strengthening Seminis’ position as the world’s leading provider of high-quality specialty seeds in both developed and emerging markets. Fox Paine’s insight and expertise in the industry is proving to be invaluable as we focus on offering total solutions to our customers and capturing value in the food chain.”

     Mr. Paine said, “We are very excited to be making a strategic investment in Seminis and to have the opportunity to participate in its future growth. Seminis’ innovative agricultural technology and its experienced and talented management team, led by Alfonso Romo Garza, together with its new capital structure, will accelerate the next stage of this dynamic company’s development.”

     The transaction is expected to be completed later this summer and is subject to customary conditions, including the approval by Seminis’ stockholders, availability of financing and certain regulatory approvals. Seminis intends to file shortly with the U.S. Securities and Exchange Commission copies of the merger and other related agreements.

Safe Harbor Statement
All statements in this press release other than statements of historical facts are “forward looking” statements, including without limitation statements regarding the Savia’s and Seminis’ financial position, business strategy, plans, proposed transaction and objectives of management and industry conditions. Although Savia and Seminis each believes that the expectations reflected in such forward-looking statements regarding it are reasonable, it can give no assurance that such expectations will prove to be correct or that the proposed transaction will be completed. The following factors, among others, may affect the actual results of Savia and/or Seminis or the proposed transaction and could cause such results to differ materially from those expressed in any forward-looking statements made by or on behalf of Savia and/or Seminis: competitive factors, agribusiness risks, governmental and economic risks associated with foreign operations, need for additional financing, as well as changes in the equity markets. Further information on the factors that could affect the financial results of Savia and/or Seminis is contained in their respective filings with the U.S. Securities and Exchange Commission. Neither Seminis nor Savia take any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.

     Savia (www.savia.com.mx) participates in industries that offer high growth potential in Mexico and internationally. Among its main subsidiaries are: Seminis a global leader in the development, production and commercialization of fruit and vegetable seeds; Bionova, a grower and marketer of fresh produce; and Omega, a real estate development company.

     Seminis, Inc. (http://www.seminis.com) is the world’s largest developer, producer and marketer of vegetable seeds. The company uses seeds as the delivery vehicle for innovative agricultural technology. Its products are designed to reduce the need for agricultural chemicals, increase crop yield, reduce spoilage, offer longer shelf life, create better tasting foods and foods with better nutritional content. Seminis has established a worldwide presence and global distribution network that spans 150 countries and territories.

     Fox Paine & Company, LLC manages investment funds in excess of US$1.5 billion, providing equity capital for corporate acquisitions, company expansion and growth programs and management buyouts. The Fox Paine funds are managed on behalf of over 50 leading international financial institutions, including major governmental and corporate pension systems, Fortune 100 companies, major life and property & casualty insurance and reinsurance companies, money center and super regional commercial banks, investment banking firms, and university endowments. Fox Paine was founded in 1997 by Saul A. Fox, a former general partner of Kohlberg Kravis Roberts & Co., and W. Dexter Paine, III, a former general partner of Kohlberg & Co. More information about Fox Paine can be found at www.foxpaine.com.

     ADDITIONAL INFORMATION

     Seminis will file with the SEC, and will furnish to holders of Seminis common stock, a proxy statement. HOLDERS OF SEMINIS COMMON STOCK ARE URGED TO READ THE PROXY STATEMENT TO BE PREPARED IN CONNECTION WITH THE MERGER WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Holders of Seminis common stock may obtain a copy of the proxy statement (when it is available) and other documents containing information about Seminis, free of charge, at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when it is available) may also be obtained for free by directing a request to: Investor Relations, Seminis, Inc., 2700 Camino del Sol, Oxnard, CA 93030-7969 USA.

     Seminis and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from holders of Seminis common stock in favor of the merger. Information about the directors and executive officers of Seminis and their ownership of Seminis common stock is set forth in the Annual Report on Form 10-K filed with the SEC by Seminis on January 14, 2003, as amended on January 28, 2003. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMINIS, INC.

Date: June 2, 2003	By:	Gaspar Alvarez Martinez

	Name: Title:	Gaspar Alvarez Martinez Vice president and WW Corporate Comptroller

DATE:	June 2, 2003

TO:	All Seminis Employees, Worldwide

FROM:	Alfonso Romo
Chairman of the Board and Chief Executive Officer

SUBJECT:	Definitive Agreement with Fox Paine

I am pleased to announce that the independent committee of the Board of Directors has recommended the approval of the transaction between Savia and Fox Paine & Company LLC, and the full Board has given its final approval as well. This weekend, Savia, Fox Paine and Seminis signed a definitive agreement, and today issued an official announcement to financial markets worldwide.

This agreement is an important milestone for the company. Not only are we gaining a strong financial partner who shares our goals and vision, but we are also gaining new resources and greater flexibility to lead the transformation of the seed industry.

At this time, there are some additional steps that must be completed before the transaction is finalized, among them the official filing with the U.S. Securities and Exchange Commission (SEC) and putting in place new long-term financing for the company. We do not anticipate any delays in this process and expect to complete the transaction by late summer.

I would like to thank you all for your diligence and dedication, especially during the last five months. The efforts made by the Seminis team to return the company to profitability have made this new partnership possible. From the onset, Fox Paine has expressed its confidence in the current Seminis team, and I do not foresee changes in the organization or executive management structure as a result of the transaction.

I am looking forward with enthusiasm to this new chapter in our company’s history. This strategic partnership will create new growth opportunities for Seminis, its employees, its customers and all the company’s stakeholders. We will continue to consolidate our leadership position in the seed industry and continue to introduce new products that surpass the expectations of the market. We have paved a new path for Seminis and the food industry. Let us continue to act as leaders and strive for excellence in all we do.

Please join me in welcoming Fox Paine.

     ADDITIONAL INFORMATION

     Seminis will file with the SEC, and will furnish to holders of Seminis common stock, a proxy statement. HOLDERS OF SEMINIS COMMON STOCK ARE URGED TO READ THE PROXY STATEMENT TO BE PREPARED IN CONNECTION WITH THE MERGER WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Holders of Seminis common stock may obtain a copy of the proxy statement (when it is available) and other documents containing information about Seminis, free of charge, at the SEC’s web site at www.sec.gov. Copies of the proxy statement (when it is available) may also be obtained for free by directing a request to: Investor Relations, Seminis, Inc., 2700 Camino del Sol, Oxnard, CA 93030-7969 USA.

     Seminis and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from holders of Seminis common stock in favor of the merger. Information about the directors and executive officers of Seminis and their ownership of Seminis common stock is set forth in the Annual Report on Form 10-K filed with the SEC by Seminis on January 14, 2003, as amended on January 28, 2003. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

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